INDEPENDENT CONTRACTOR AGREEMENT

Amendment No. 2

Contractor/ Consultant:	Ivan Ivankovich
Term:	The Agreement dated September 1, 2006 shall be extended to March 31, 2007. Such Contract may be extended on a monthly basis upon the mutual written agreement by the Parties.
Description of Project:	Consulting Services relating to Financial Management and Reporting
Services to be provided:	Consultant shall be responsible for the following tasks: ▪ **Manage day to day accounting** • **Manage Public filing process with Company's counsel, auditor and investors** • **Weekly A/R and A/P review** • **Occasional vendor payment negotiations and credit establishment** • **Prepare and maintain running financial forecast** • **Occasional meetings with investors** These tasks can be amended from time to time based on the needs of the company. The total time estimated to complete the above tasks is approximates 26-32 hours per week. Commitment: - Contractor will commit to 50% of FTE (Full Time Equivalent) - Contractor will be onsite 2 days per week. This list of services may be modified by the mutual agreement of Consultant and Manager and the new list appended to this Agreement as the new statement of Services to be Provided.
Rate of Compensation:	- Beginning on the Effective Date, the Company shall pay Contractor a monthly fee of $11,000.00 during the Agreement's Term. - Payments of Compensation will be made to Consultant bimonthly upon the completion of each biweekly period at a rate of $5,500.00 per payment.
Expenses:	Company agrees to pay reasonably related expenses incurred by Contractor in the course of providing the Services to Company, including costs of travel. (1) All expenses shall be subject to Company pre-approval. (2) All expense invoices will be paid by Company within 14 days of receipt of such invoices.
Manager:	Gary Guseinov

Amendment Approved by Company: [signature] Date: 1/12/2007

Work Order Accepted by Consultant: [signature] Date: 1-12-07